Filed Pursuant To Rule 433

Registration No. 333-254134

11-Jan-24

	Headlines	Characters	Descriptions	Characters
Headline 1	WisdomTree BTCW	15	WisdomTree Bitcoin Fund Is A Secure And Cost Effective Way To Gain Exposure To Bitcoin.	88
Headline 2	Get Exposure To Bitcoin	23	WisdomTree BTCW Can Help You Access Bitcoin Without Holding Crypto Asset. Register Today.	90
Headline 3	WisdomTree Investments	22	Compliment Crypto Exposure And Traditional ETF Format With WisdomTree Bitcoin Fund (BTCW).	90
Headline 4	BTCW Fact Sheet	15	Gain Exposure To The Price Of Bitcoin In A Simple And Secure Way With WisdomTree BTCW.	87
Headline 5	Invest In Bitcoin	17
Headline 6	Join The Bitcoin Network	24
Headline 7	BTCW by WisdomTree	18
Headline 8	WisdomTree Bitcoin Fund	24
Headline 9	BTCW Quick Facts	17
Headline 10	Open-End Bitcoin ETF	21
Headline 11	Download Bitcoin Fact Sheet	27
Headline 12	WisdomTree® | ETFs & Tools	26
Headline 13	Bitcoin ETF	11
Headline 14	Learn More Today!	17
Headline 15	Register Today!	16
Headline 16	Bitcoin in an ETF	17

The WisdomTree Bitcoin Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the WisdomTree Bitcoin Fund has filed with the SEC for more complete information about the WisdomTree Bitcoin Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting the fund detail page. Alternatively, the WisdomTree Bitcoin Fund will arrange to send you the prospectus